Exhibit 99.1

CommScope Announces Third Quarter 2008 Results

●	Third quarter sales of $1.06 billion, reflecting Andrew acquisition
●	Adjusted operating income, on a combined basis and excluding special items, rises 19% year over year to $150 million
●	Tax rates lower due to geographic mix and synergies
●	Diluted EPS rises 30% year over year to $1.05
●	Adjusted diluted EPS of $1.17, excluding special items
●	Cash flow from operations rises 63% year over year to record $132 million
●	Debt repayments of over $100 million, representing further steps in planned deleveraging

Hickory, NC (October 30, 2008) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, reported revenue of $1.06 billion and net income of $84.7 million, or $1.05 of diluted earnings per share, for the quarter ended September 30, 2008.

The reported net income includes after-tax charges of approximately $17.5 million for the amortization of purchased intangibles and $3.4 million for restructuring, one-time costs and purchase accounting adjustments.  These special charges were somewhat offset by approximately $6.2 million of after-tax benefits related to aligning certain CommScope and Andrew employee benefit policies.  In addition, the consolidation of CommScope and Andrew entities in Brazil allowed the company to recognize a $5.0 million tax benefit related to the expected use of net operating losses.  Excluding these items, adjusted third quarter 2008 earnings were $94.4 million, or $1.17 of diluted earnings per share.  (A reconciliation of reported GAAP earnings and diluted earnings per share to adjusted results for the quarter is attached.)

In comparison, for the third quarter of 2007, CommScope reported sales of $513.6 million and net income of $60.3 million, or $0.81 of diluted earnings per share.

“CommScope delivered a solid quarter despite increasingly difficult global economic conditions,” said CommScope Chairman and Chief Executive Officer Frank Drendel.  “Among our accomplishments, we continued to successfully integrate the Andrew acquisition, generated significant cash flow from operations and exceeded synergy targets.

“We have a fundamentally positive long-term view for our industry despite the current financial turmoil.  The ongoing need for bandwidth is expected to continue driving network infrastructure investment.   Items such as global network traffic growth, next generation mobile devices, IP video and video conferencing as well as security and public safety issues all drive ongoing network requirements.  Through our industry leadership, evolving product portfolio and global reach, we are at the forefront of delivering vital connectivity solutions for customers’ network infrastructure needs.”

Sales & Operating Income Overview
Sales more than doubled year over year primarily as a result of the Andrew acquisition.   Sales decreased 6.7 percent on a combined basis that includes Andrew’s actual sales for the third calendar quarter of 2007.  The company’s ongoing efforts to eliminate unprofitable product lines affected the year-over-year, combined-basis sales comparison primarily in the Wireless Network Solutions (WNS) segment.

Excluding the favorable impact of changes in foreign exchange rates of $21.5 million and adjusting for the divestiture of the Satellite Communications (SatCom) product line, sales declined approximately 6.5 percent year over year on a combined basis.

Sales by Segment
($ in millions)			Combined
	Third	Second	Third
	Quarter	Quarter	Quarter	% Change
	2008	2008	2007	YOY	Sequential
ACCG	$ 495.0	$ 500.2	$ 504.3	-1.8%	-1.0%
Enterprise	236.5	243.1	240.4	-1.6%	-2.7%
Broadband	159.0	163.7	161.2	-1.4%	-2.9%
WNS	174.7	185.4	232.4	-24.8%	-5.8%
Inter-segment eliminations	(2.9)	(5.0)	(0.3)	n/a	n/a

Total CommScope Net Sales	$ 1,062.3	$ 1,087.4	$ 1,138.0	-6.7%	-2.3%

Sales by Region
($ in millions)			Combined
	Third	Second	Third
	Quarter	Quarter	Quarter	% Change
	2008	2008	2007	YOY	Sequential

United States	$ 497.0	$ 507.3	$ 558.7	-11.0%	-2.0%

Europe, Middle East & Africa	292.0	314.2	312.3	-6.5%	-7.1%
Asia Pacific	165.7	173.6	174.0	-4.8%	-4.6%
Other Americas	110.5	97.3	93.3	18.4%	13.6%
Subtotal International	$ 568.2	$ 585.1	$ 579.6	-2.0%	-2.9%

Inter-segment eliminations	(2.9)	(5.0)	(0.3)	n/a	n/a

Total CommScope Net Sales	$ 1,062.3	$ 1,087.4	$ 1,138.0	-6.7%	-2.3%

Antenna, Cable and Cabinet Group (ACCG) segment sales decreased 1.8 percent year over year to $495.0 million.  Significantly lower wireline sales were substantially offset by higher wireless sales.  Wireline sales declined primarily due to weaker demand for cabinet and apparatus products by major U.S. telecommunications providers.  The company expects continued weakness in the fourth quarter as carriers manage capital spending and inventory levels; however, wireline sales are expected to recover in the first quarter of 2009.  Despite the slowdown, CommScope expanded its leadership position in engineering environmentally secure enclosures, and initiated field trials with major OEMs outside of North America for potential wireline, wireless and fuel cell applications.

The wireline weakness was substantially offset by strength in ACCG wireless products, which increased 7.4 percent year over year.   ACCG wireless sales continued to be robust in emerging markets with Asia Pacific and Other Americas up double digits year over year, including the positive effect of changes in foreign exchange rates.  Sales of microwave products for backhaul applications were also strong in the quarter.   On a combined basis, in spite of lower overall sales volume, ACCG segment adjusted operating income rose year over year primarily due to ongoing integration and cost management efforts along with a favorable sales mix.

Enterprise segment sales decreased 1.6 percent year over year to $236.5 million, primarily as a result of a slowdown in the North American enterprise market.  Moderate growth continued on a year-over-year basis in all major regions outside of North America and these sales represented essentially half of total Enterprise sales in the quarter.  The company continues to see a positive shift in mix toward higher bandwidth applications, which are typically less sensitive to changes in commodity prices.   This favorable sales mix in addition to ongoing cost management created year-over-year adjusted operating income growth in the Enterprise segment.

Broadband segment sales declined 1.4 percent to $159.0 million on a year-over-year basis.  International growth was more than offset by weakness in the North American market, which was primarily attributable to the slowdown in residential construction. The lower sales volume and an unfavorable product mix negatively affected the Broadband segment adjusted operating income.

WNS segment sales decreased 24.8 percent year over year to $174.7 million in the third quarter of 2008.  The WNS year-over-year sales decline was primarily due to the divestiture of the SatCom business, which was sold in the first quarter of 2008.  The SatCom business had sales of $27.2 million in the year-ago quarter. The WNS sales comparison was also affected by the restructuring of a relationship with a major OEM.   As a result of these changes, WNS segment operating income improved significantly despite lower sales volumes.

Customer orders booked in the third quarter of 2008 were $1.02 billion, down 6.2 percent from the year-ago quarter, on a combined basis, and down 6.1 percent sequentially.

Consolidated Operating Income
Operating income in the third quarter of 2008 was $127.5 million.  Excluding intangible amortization, purchase accounting adjustments, acquisition related expenses, restructuring costs and benefit adjustments, third quarter adjusted operating income was $150.1 million.  Adjusted operating income, on a comparative basis, rose approximately 19.0 percent year over year, primarily due to improved performance from the WNS and ACCG segments.

Third Quarter 2008 Adjusted Operating Income by Segment
($ in millions)
	ACCG	Enterprise	WNS	Broadband	Total
Operating income as reported	$ 62.7	$ 46.1	$ 4.8	$ 13.9	$ 127.5
Intangible amortization	17.8	1.6	8.1	0.5	28.0
Restructuring costs	-	1.0	-	1.4	2.4
Purchase accounting adjustments	-	-	1.8	-	1.8
Acquisition and one-time costs	0.3	-	0.1	-	0.4
Alignment of certain employee benefit policies	(3.3)	(2.5)	-	(4.2)	(10.0)
Adjusted operating income	$ 77.5	$ 46.2	$ 14.8	$ 11.6	$ 150.1

Third Quarter 2007 Adjusted Combined Operating Income (Loss) by Segment (1)
($ in millions)
	ACCG	Enterprise	WNS	Broadband	Total
Operating income (loss) as reported	$ 64.0	$ 42.5	$ (96.7)	$ 17.0	$ 26.8
Intangible amortization	1.0	1.6	1.5	0.5	4.6
Restructuring costs	0.5	0.1	0.4	0.1	1.1
Acquisition and one-time costs	0.7	-	0.3	-	1.0
Orland park relocation & Joliet start-up costs	2.3	-	-	-	2.3
Litigation charges	-	-	47.8	-	47.8
Asset impairments	0.3	-	41.3	-	41.6
Loss on sale of assets	0.5	-	0.4	-	0.9
Adjusted operating income (loss)	$ 69.3	$ 44.2	$ (5.0)	$ 17.6	$ 126.1

(1) Reflects the GAAP operating income and special items, as separately reported by CommScope and Andrew, combined to reflect the segment reporting for 2008.

Other Third Quarter 2008 Highlights
●	Non-U.S. sales represented 53.5 percent of total company sales during the third quarter of 2008.

●	The company estimates that it achieved $16 million of synergies in the third quarter of 2008 and $42 million year-to-date.

●
Gross margin for the third quarter of 2008 was 27.9 percent and includes $3.8 million of intangible amortization and $1.8 million of purchase accounting adjustments related to inventory reflected in Cost of Sales.  Excluding these items, gross margin would have been 28.4 percent.

●
SG&A expense for the third quarter of 2008 was $108.8 million, or 10.2 percent of sales, and includes approximately $10.0 million related to the alignment of certain employee benefit policies between CommScope and Andrew.  Excluding this benefit, SG&A would have been 11.2 percent of sales.

●	The company incurred $2.4 million of restructuring expenses during the third quarter of 2008 related to the previously announced manufacturing rationalization.

●
The consolidation of CommScope and Andrew entities in Brazil resulted in a $5.0 million tax benefit in the quarter related to the partial release of tax valuation allowances on net operating losses from prior years.  In addition, the company’s effective tax rate reflects the benefits derived from significant operations outside the U.S., which are generally taxed at rates lower than the U.S. statutory rate.  The geographic mix of taxable earnings (lower U.S. and higher non-U.S.) had a significantly positive impact on the effective tax rate.

●	Total depreciation and amortization expense was $55.6 million in the quarter.

●	Total amortization of purchased intangible assets for the quarter was $28.0 million, which is primarily related to the Andrew acquisition.

●	Capital spending in the quarter was $12.9 million.

Capital Structure and Cash Flow
In the third quarter of 2008, CommScope generated $131.6 million of cash flow from operations and expects to achieve approximately $450 million of cash flow from operations in calendar year 2008.  The weighted-average effective interest rate on outstanding borrowings as of September 30, 2008, was 6.25 percent.  During the quarter, CommScope repaid $104.7 million of its outstanding debt as a further step in its plan to reduce leverage.

Andrew Integration and Cost Reduction Activities
CommScope integration and synergy activities are ahead of schedule and the company now expects total merger savings to be approximately $115 million by 2009.  Nearly $60 million of these savings are expected to be achieved in 2008.  The increased synergy expectations include the recently announced plans to consolidate certain antenna and cable production within the Antenna, Cable and Cabinet Group and Enterprise segments into other existing facilities.  The total cost savings are expected to come from a combination of procurement savings, rationalization of duplicate locations, streamlining overhead and integration of infrastructure, and building upon best practices in technology and manufacturing.

Outlook
CommScope management provided the following guidance for the fourth quarter of 2008 and calendar year 2008:

Fourth Quarter 2008 Outlook:
●	Revenue of $875 million to $925 million
●	Adjusted operating income of $80 million to $100 million, excluding special items
●	Tax rate of 24 percent to 26 percent on adjusted pretax income
●	More than $200 million in cash flow from operations
●	Capital expenditures of $20 million - $30 million

Calendar Year 2008 Outlook:
●	Revenue of $4.03 billion to $4.08 billion
●	Adjusted operating income of $495 million to $515 million, excluding special items
●	Tax rate of 26 percent to 28 percent on adjusted pretax income
●	More than $450 million of cash flow from operations
●	Capital expenditures of $55 million to $65 million

“Our seasonally slow fourth-quarter outlook reflects significantly lower sales volume expectations for wireline cabinets, reduced seasonal sales volume for other product areas and a stronger dollar, somewhat offset by lower expected commodity costs,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt.  “Clearly, the current global financial crisis has created unprecedented volatility and made our customers more cautious.  However, we continue to expect our strongest cash flow generation of the year during the fourth quarter.  We are proceeding with our deleveraging strategy and our liquidity remains strong.  We have nearly $500 million of cash and cash equivalents and our revolving credit facility remains fully in place and undrawn—all this after reducing debt by more than $100 million in the quarter.

“The ongoing global economic uncertainty and commodity cost volatility have made forecasting much more difficult – particularly in the near term.  As a result, CommScope does not intend to provide specific financial guidance for calendar year 2009 at this time.  Despite these challenges, we firmly believe in the strength and diversity of our business model and expect to create value for customers and stakeholders over the long term.”

Financial Analyst Conference
CommScope plans to host a financial analyst conference on Thursday, November 6 in Richardson, Texas.  Management will conduct a formal presentation from 8:30 a.m. to 11:30 a.m. CT, followed by afternoon tours of selected research and development facilities located in Richardson.

CommScope executives plan to provide an overview of the company’s strategy and will discuss how each business segment advances innovation, quality and performance for its global communications customers.  While the company intends to highlight business drivers, it does not plan to provide specific financial guidance for calendar year 2009 at the conference.  Institutional investors interested in attending the event should contact Mark Huegerich at +1 828-431-2540 or mhuegerich@commscope.com for registration details.  Investors can also listen to a live Internet webcast and view the corresponding slides from a link on the Investor Relations Presentations page of CommScope’s website at www.commscope.com.  A webcast replay will also be available on CommScope’s web-site for a limited period of time following the conference.

Conference Call Information
CommScope plans to host a call today at 5:00 p.m. ET to discuss third quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Brian Garrett, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, domestic callers should dial +1 866-845-6585 and international callers should dial +1 706-643-2944.  The conference identification number is 68950532.  Please plan to dial in 15-20 minutes before the start of the call to facilitate a timely connection.  The live, listen-only audio of the call will be available through a link on the Investor Relations Presentations page of CommScope’s web-site at www.commscope.com

If you are unable to participate and would like to hear a replay, domestic callers may dial +1 800-642-1687 and international callers should dial +1 706-645-9291.  The replay identification number is 68950532 and will be available through November 13, 2008.  A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope
CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks.  Through its SYSTIMAX® and Uniprise® brands, CommScope is the global leader in structured cabling systems for business enterprise applications.  It is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward Looking Statement
This press release contains forward-looking statements regarding, among other things, the announced global manufacturing changes, business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “long term view,” “believe,” “confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies expected from the acquisition of Andrew; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees and existing business alliances; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the outcome of negotiations with represented employees; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew and compliance with the senior secured credit facilities; capital structure changes; tax rate variability; dependence upon key personnel; ability to integrate Andrew’s systems of internal control over financial reporting with ours; realignment of global manufacturing capacity; purchase accounting costs; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of the TruePosition, Inc. litigations and regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$1,062,297	$513,608	$3,154,768	$1,468,204

Operating costs and expenses:
Cost of sales	765,824	354,324	2,331,209	1,014,382
Selling, general and administrative	108,768	68,082	368,401	193,036
Research and development	33,551	8,288	103,785	24,610
Amortization of purchased intangible assets	24,294	1,334	73,398	3,623
Restructuring costs	2,356	215	25,124	1,113
Total operating costs and expenses	934,793	432,243	2,901,917	1,236,764

Operating income	127,504	81,365	252,851	231,440
Other income (expense), net	(23)	2,824	(16,017)	2,542
Interest expense	(37,007)	(1,665)	(112,215)	(5,339)
Interest income	5,958	5,962	15,543	16,248

Income before income taxes	96,432	88,486	140,162	244,891
Income tax expense	(11,745)	(28,213)	(26,308)	(77,634)

Net income	$84,687	$60,273	$113,854	$167,257

Earnings per share:
Basic	$1.20	$0.98	$1.64	$2.74
Diluted (a)	$1.05	$0.81	$1.43	$2.27

Weighted average shares outstanding:
Basic	70,287	61,661	69,230	61,105
Diluted (a)	81,175	74,978	80,843	74,500

(a) Calculation of diluted earnings per share:
Net income (basic)	$84,687	$60,273	$113,854	$167,257
Convertible debt add-back	499	629	1,644	1,887
Numerator (assuming dilution)	$85,186	$60,902	$115,498	$169,144

Weighted average shares (basic)	70,287	61,661	69,230	61,105
Dilutive effect of:
Stock options (b)	862	1,294	931	1,436
Restricted stock units and performance share units	851	529	745	465
Convertible debt	9,175	11,494	9,937	11,494
Denominator (assuming dilution)	81,175	74,978	80,843	74,500

(b)
Options to purchase approximately 0.7 million and 0.8 million common shares were excluded from the computation of diluted earnings per share for the three and nine months ended September 30, 2008, respectively, because they would have been antidilutive.  No options to purchase common shares were excluded from the computation of diluted earnings per share for the three and nine months ended September 30, 2007.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited -- In thousands, except share amounts)

	September 30, 2008	December 31, 2007
Assets

Cash and cash equivalents	$496,251	$649,451
Accounts receivable, less allowance for doubtful accounts of
$18,847 and $22,154, respectively	825,374	793,366
Inventories, net	475,981	548,360
Prepaid expenses and other current assets	67,538	133,737
Deferred income taxes	80,551	106,476
Total current assets	1,945,695	2,231,390

Property, plant and equipment, net	499,145	525,305
Goodwill	1,278,468	1,211,214
Other intangibles, net	946,074	1,042,765
Other noncurrent assets	65,549	95,897

Total Assets	$4,734,931	$5,106,571

Liabilities and Stockholders' Equity

Accounts payable	$325,752	$350,615
Other accrued liabilities	304,186	399,944
Current portion of long-term debt	217,575	247,662
Total current liabilities	847,513	998,221

Long-term debt	1,978,741	2,348,157
Deferred income taxes	253,444	268,647
Pension and postretirement benefit liabilities	103,891	108,275
Other noncurrent liabilities	95,513	103,263
Total Liabilities	3,279,102	3,826,563

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000;
Issued and outstanding shares: None at September 30, 2008 and
December 31, 2007	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000;
Issued shares, including treasury stock: 80,567,100 at
September 30, 2008 and 77,070,029 at December 31, 2007;
Issued and outstanding shares: 70,367,100 at September 30, 2008
and 66,870,029 at December 31, 2007	805	770
Additional paid-in capital	967,464	856,452
Retained earnings	659,461	545,607
Accumulated other comprehensive income (loss)	(26,366)	22,714
Treasury stock, at cost: 10,200,000 shares at September 30, 2008
and December 31, 2007	(145,535)	(145,535)
Total Stockholders' Equity	1,455,829	1,280,008

Total Liabilities and Stockholders' Equity	$4,734,931	$5,106,571

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited -- In thousands)

	Nine Months Ended September 30,
	2008	2007

Operating Activities:
Net income	$113,854	$167,257
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	164,921	37,285
Equity-based compensation	15,361	7,747
Changes in assets and liabilities	(40,641)	(73,776)
Net cash provided by operating activities	253,495	138,513

Investing Activities:
Additions to property, plant and equipment	(35,920)	(18,284)
Proceeds from sale of product lines	9,009	—
Net purchases of short-term investments	—	(86,707)
Proceeds from disposal of fixed assets	6,873	10,957
Cash paid for acquisitions	(60,976)	(16,976)
Other	(5,012)	—
Net cash used in investing activities	(86,026)	(111,010)

Financing Activities:
Principal payments on long-term debt	(329,603)	(22,550)
Proceeds from the issuance of shares under equity-based
compensation plans	12,852	34,667
Tax benefit from the issuance of shares under
equity-based compensation plans	6,227	16,305
Other	343	—
Net cash (used in) provided by financing activities	(310,181)	28,422

Effect of exchange rate changes on cash and cash equivalents	(10,488)	1,349

Change in cash and cash equivalents	(153,200)	57,274
Cash and cash equivalents, beginning of period	649,451	276,042
Cash and cash equivalents, end of period	$496,251	$333,316

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.
Sales and Operating Income by Reportable Segment
(Unaudited -- In millions)

	Actual		Combined (1)
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2007
Net Sales:
ACCG	$495.0	$112.3	$504.3
Enterprise	236.5	240.4	240.4
Broadband	159.0	161.2	161.2
WNS	174.7	-	232.4
Inter-segment eliminations	(2.9)	(0.3)	(0.3)
Consolidated Net Sales	$1,062.3	$513.6	$1,138.0

Operating Income (Loss):
ACCG	$62.7	$21.9	$64.0
Enterprise	46.1	42.5	42.5
Broadband	13.9	17.0	17.0
WNS	4.8	-	(96.7)
Consolidated Operating Income	$127.5	$81.4	$26.8

	Actual		Combined (1)
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2007
Net Sales:
ACCG	$1,474.2	$316.2	$1,372.3
Enterprise	691.0	680.6	680.6
Broadband	458.3	472.7	472.7
WNS	540.7	-	616.7
Inter-segment eliminations	(9.4)	(1.3)	(1.3)
Consolidated Net Sales	$3,154.8	$1,468.2	$3,141.0

Operating Income (Loss):
ACCG	$149.2	$52.8	$151.3
Enterprise	123.0	119.8	119.8
Broadband	8.5	58.8	58.8
WNS	(27.8)	-	(229.9)
Consolidated Operating Income	$252.9	$231.4	$100.0

(1)           Reflects the GAAP net sales and operating income, as separately reported by CommScope and Andrew, combined to reflect the segment reporting for 2008.

CommScope, Inc.
Reconciliation to Adjusted (non-GAAP) Operating Income
(Unaudited -- In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	Consolidated	Combined (1)	Consolidated	Combined (1)
Operating Income	$127.5	$26.8	$252.9	$100.0

Special items:
Amortization of purchased intangible assets (2)	28.0	4.6	85.0	18.8
Purchase accounting adjustments related to inventory	1.8	-	59.3	-
Restructuring costs	2.4	1.1	25.1	4.7
Acquisition and one-time costs	0.4	1.0	4.2	1.7
Alignment of certain employee benefit policies	(10.0)	-	(10.0)	-
Orland Park relocation & Joliet start-up costs	-	2.3	-	15.4
Quality and litigation costs	-	47.8	-	48.7
Asset impairments	-	41.6	-	149.5
Other	-	0.9	-	(5.4)
Adjusted (non-GAAP) Operating Income	$150.1	$126.1	$416.5	$333.4

CommScope, Inc.
Reconciliation of GAAP Measures to Adjusted Measures
(Unaudited -- In millions, except per share amounts)

		Three Months Ended
		September 30, 2008
		Operating Income	Net Income (3)	Diluted EPS

As reported		$127.5	$84.7	$1.05

Special items:
Amortization of purchased intangible assets (2)		28.0	17.5	0.22
Purchase accounting adjustments related to inventory		1.8	1.1	0.01
Restructuring costs		2.4	2.1	0.03
Acquisition and one-time costs		0.4	0.2	-
Alignment of certain employee benefit policies		(10.0)	(6.2)	(0.08)
Release of income tax valuation allowance		-	(5.0)	(0.06)
As adjusted for special items		$150.1	$94.4	$1.17

(1) Reflects the GAAP operating income and special items, as separately reported by CommScope and Andrew, combined to reflect the segment reporting for 2008.

(2) Includes amortization included in Cost of Sales.

(3) The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item.  There are certain special items for which we expect to receive no tax benefit.

CommScope management believes that presenting operating income, earnings and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors' ability to analyze financial and business trends, when considered together with the GAAP financial measures.  In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.